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                                                                    EXHIBIT 21




                           SUBSIDIARIES OF THE COMPANY

1.     Mental Health Outcomes, Inc., a Delaware corporation.

2.     Horizon Mental Health Management, Inc., a Texas corporation.

3.     HHMC Partners, Inc., a Delaware corporation.

4.     Geriatric Medical Care, Inc., a Tennessee corporation.

5.     Specialty Rehab Management, Inc., a Delaware corporation.

6.     Horizon Behavioral Services of California, Inc., a California corporation

7.     Horizon Behavioral Services, Inc., a Delaware Corporation.

8.     FPMBH of Texas, Inc., a Delaware Corporation.

9.     Florida Psychiatric Associates, Inc., a Florida corporation.

10.    Florida Psychiatric Management, Inc., a Florida corporation.

11.    HMHM of Tennessee, Inc., a Tennessee corporation

12.    Horizon Behavioral Services - Colorado, Inc., a Colorado corporation.